As filed with the Securities and Exchange Commission on January 31, 2014

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BRIGHTCOVE INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	20-1579162
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

290 Congress Street

Boston, MA 02210

(Address of Principal Executive Offices)

Brightcove Inc. 2014 Stock Option Inducement Plan
Brightcove Inc. 2012 Stock Incentive Plan

(Full Title of the Plan)

David Mendels

Chief Executive Officer

Brightcove Inc.

290 Congress Street

Boston, MA 02210

(Name and Address of Agent For Service)

(888) 882-1880

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

William J. Schnoor, Esq.

Joseph C. Theis, Esq.

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, Massachusetts 02109

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, $0.001 par value per share
To be issued under the Brightcove Inc. 2014 Stock Option Inducement Plan	625,000 shares	$11.57(3)	$7,231,250.00	$931.39
To be issued under the Brightcove Inc. 2012 Stock Incentive Plan	1,161,285 shares	$11.19(4)	$12,994,779.15	$1,673.73
TOTAL	shares		$20,226,029.15	$2,605.12

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the registrant’s 2014 Stock Option Inducement Plan (the “2014 Plan”) and the registrant’s 2012 Stock Incentive Plan (the “2012 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.
(2)	Calculated pursuant to Section 6(b) of the Securities Act.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act on the basis of $11.57, the weighted average exercise price per share of the options outstanding under the 2014 Plan.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act on the basis of the average of the high and low sale prices of the registrant’s common stock, as quoted on the Nasdaq Global Market, on January 29, 2014.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed for the purposes of registering (i) certain shares of common stock, par value $0.001 per share (“Common Stock”) of Brightcove Inc. (the “Registrant”) issuable pursuant to outstanding equity awards granted pursuant to the Brightcove Inc. 2014 Stock Option Inducement Plan and (ii) 1,161,285 additional shares of Common Stock that may be issued pursuant to the Brightcove Inc. 2012 Stock Incentive Plan (the “2012 Plan”). The number of shares of Common Stock reserved and available for issuance under the 2012 Plan is subject to an automatic annual increase on each January 1, beginning in 2013, by an amount equal to 4% of the number of shares of the Registrant’s Common Stock outstanding on the immediately preceding December 31, unless the Registrant’s overhang exceeds 30% on such December 31. Accordingly, on January 1, 2014, the number of shares of Common Stock reserved and available for issuance under the 2012 Plan increased by 1,161,285. This Registration Statement hereby registers these additional 1,161,285 shares of Common Stock. The additional shares are of the same class as other securities relating to the 2012 Plan for which the Registrant’s registration statement filed on Form S-8 (SEC File No. 333-179966) on March 7, 2012, is effective.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this registration statement the following documents filed with the SEC:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 5, 2013;
(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, filed with the SEC on May 7, 2013, August 2, 2013 and November 6, 2013, respectively;
(c)	The Registrant’s Current Reports on Form 8-K, filed with the SEC on March 13, 2013, April 30, 2013, May 10, 2013, July 25, 2013, October 24, 2013, January 6, 2014 and January 9, 2014; and
(d)	The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (Registration No. 001-35429), filed by the Registrant with the SEC under Section 12(b) of the Exchange Act on February 14, 2012, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

The Registrant’s amended and restated certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

The Registrant’s amended and restated by-laws provide for the indemnification of officers, directors and third parties acting on the Registrant’s behalf if such persons act in good faith and in a manner reasonably believed to be in and not opposed to the Registrant’s best interest, and, with respect to any criminal action or proceeding, such indemnified party had no reason to believe his or her conduct was unlawful.

The Registrant has entered into indemnification agreements with each of its directors and executive officers, in addition to the indemnification provisions provided for in its charter documents, and the Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future. These agreements provide for indemnification for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of the Registrant.

The Registrant has purchased and maintains insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

These indemnification provisions and the indemnification agreements entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 31st day of January, 2014.

BRIGHTCOVE INC.

By:	/s/ David Mendels
David Mendels Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Brightcove Inc., hereby severally constitute and appoint Christopher Menard and Andrew Feinberg, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on the 31st day of January, 2014.

Signature	Title

/s/ David Mendels	Chief Executive Officer and Director
David Mendels	(Principal Executive Officer)

/s/ Christopher Menard	Chief Financial Officer (Principal Financial Officer)
Christopher Menard
/s/ Christopher Stagno	Chief Accounting Officer (Principal Accounting Officer)
Christopher Stagno

/s/ Jeremy Allaire	Chairman of the Board of Directors
Jeremy Allaire

/s/ Deborah Besemer	Director
Deborah Besemer

/s/ Derek Harrar	Director
Derek Harrar

/s/ Scott Kurnit	Director
Scott Kurnit

/s/ Elizabeth Nelson	Director
Elizabeth Nelson

/s/ David Orfao	Director
David Orfao

EXHIBIT INDEX

Exhibit No.	Description

4.1	Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 5 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on February 6, 2012 (File No. 333-176444)).
4.2	Eleventh Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to Amendment No. 5 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on February 6, 2012 (File No. 333-176444)).
4.3	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.3 to Amendment No. 5 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on February 6, 2012 (File No. 333-176444)).
4.4*	Brightcove Inc. 2014 Stock Option Inducement Plan
4.5*	Form of Stock Option Agreement under the Brightcove Inc. 2014 Stock Option Inducement Plan
5.1*	Opinion of Goodwin Procter LLP.
23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
24.1	Power of attorney (included on signature page).

*	Filed herewith.